Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-136506, 333-193334, 333-212205, 333-214718 and 333-239435 on Form S-8, Registration Statement No. 333-249802 on Form S-3ASR, and Registration Statement Nos. 333-145696, 333-159037, 333-167393 and 333-171487 on Form S-3 of our report dated February 24, 2022, relating to the consolidated financial statements of Evercore Inc. and subsidiaries (the “Company”), and the effectiveness of the Company's internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2021.

 /s/ DELOITTE & TOUCHE LLP

New York, New York
February 24, 2022